EXHIBIT 99.1
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ENTERPRISE FINANCIAL ANNOUNCES CEO SUCCESSION PLAN

St. Louis, Mo. February 9, 2017. Enterprise Financial Services Corp (NASDAQ: EFSC) the parent company of Enterprise Bank & Trust (Enterprise) today announced that James B. Lally will succeed Peter F. Benoist as CEO and a member of the board of directors. The transition will take place at the annual shareholders meeting on May 2, 2017, as guided by the management succession and transition plan established by the board of directors.

Lally was named president of the company in August 2016. At the same time, Benoist entered into a Retirement and Consulting Agreement to take effect upon the appointment of his successor. After eight years as CEO, Benoist will retire as both an executive and director. To ensure a seamless transition, Benoist will provide consulting services to the company through the end of 2017.

“Succession planning is a continuous board responsibility and we’ve been intensively engaged in the process as we prepared for Peter’s retirement,” said John Eulich, non-executive board chairman. “Our approach included comprehensive planning, management development and extensive evaluation of internal and external candidates. We are delighted to name Jim as Peter’s successor. Jim has had a stellar career at Enterprise and is ideally suited to build on the company’s strong momentum and lead it forward.”

“Jim is absolutely the right person to take the company to its next level of success,” Benoist said. “He’s a proven leader who has rapidly risen through successive executive posts at Enterprise, producing strong results and developing effective teams along the way. He’ll be a terrific CEO.”

Lally joined Enterprise in 2003 as senior vice president and was named president of the bank’s Clayton unit in 2008. In 2011, he was appointed president of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Lally was named executive vice president of EFSC, with responsibility for the company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Prior to Enterprise, Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis.

Lally earned a BSBA in Finance from Saint Louis University and an MBA from the University of Missouri-St. Louis. He serves on several finance-related committees for the Archdiocese of St. Louis, the advisory board of The Wallis Companies and is a board member for the Missouri Bankers Association.

About Enterprise

Enterprise Financial Services Corp (NASDAQ: EFSC), with approximately $4.1 billion in assets, is a bank holding company headquartered in Clayton, MO. Enterprise Bank & Trust operates 16 branch offices in the St. Louis, Kansas City and Phoenix metropolitan areas. EFSC offers a range of business and personal banking services, and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at enterprisebank.com.